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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE, AUGUST 26, 2003


              COX COMMUNICATIONS, INC. ANNOUNCES TENDER OFFER FOR
                 EXCHANGEABLE SUBORDINATED DISCOUNT DEBENTURES


         ATLANTA - Cox Communications, Inc. (NYSE: COX) today announced that it is commencing a cash tender offer to purchase any and all of its outstanding Exchangeable Subordinated Discount Debentures due 2020 (the "Discount Debentures"). The offer is being made upon the terms and is subject to the conditions set forth in an Offer to Purchase dated August 26, 2003.

         Total consideration for the Discount Debentures validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on September 9, 2003 will be a price of $510.00 for each $1,000 principal amount at maturity of the Discount Debentures. The tender offer consideration for the Discount Debentures validly tendered after 5:00 p.m., New York City time, on September 9, 2003, but before the expiration of the offer at midnight, New York City time, on September 23, 2003, unless extended by Cox, will be a price of $495.00 per Discount Debenture. In either case, holders of the Discount Debentures that validly tender their Discount Debentures will receive accrued and unpaid cash interest from the last interest payment date to, but not including, the settlement date. A more complete description of the tender offer can be found in the Offer to Purchase.

         Merrill Lynch & Co. and Citigroup Global Markets Inc. are acting as dealer managers and Global Bondholder Services Corporation is acting as information agent in connection with the tender offer. Any questions or requests for assistance should be directed to Merrill Lynch's Liability Management Group at (888) 654-8637 or Citigroup's Liability Management Group at (800) 558-3745. For additional information regarding the tender offer, reference should be made to the Offer to Purchase and related Letter of Transmittal, copies of which can be obtained from the information agent at (866) 470-3900. Credit Suisse First Boston, Lehman Brothers, UBS Investment Bank and Wachovia Securities are serving as co-managers for the tender offer. None of Cox, its board of directors, the dealer managers, the co-managers, the information agent, the depositary or the trustee make any recommendation as to whether or not holders should tender their Discount Debentures pursuant to the tender offer.

         Cox Communications, Inc., a Fortune 500 company, is a multi-service broadband communications company with approximately 6.5 million total customers, including 6.3 million basic cable subscribers. The nation's fourth-largest cable television provider, Cox offers both

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analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media(SM) brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.


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CONTACTS:
Investor Relations
------------------
Lacey Lewis
(404) 269-7608


Media Relations
---------------
Laura Oberhelman
(404) 269-7562